                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                               Registration File No.: 333-06793


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                          PROSPECTUS SUPPLEMENT NO. 2
                            dated October 18, 1996
                      (To Prospectus dated July 18, 1996)
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                            SFX BROADCASTING, INC.


        This Prospectus Supplement supplements the Prospectus dated July 18, 1996 (the "Prospectus") by SFX Broadcasting, Inc. ("SFX") relating to the resale by certain securityholders of SFX of certain shares of Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") of SFX, upon the terms and subject to the conditions set forth in the Prospectus.

        This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.




        The date of this Prospectus Supplement is October 18, 1996





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        This Prospectus Supplement No. 2 dated October 18, 1996, hereby further amends the Prospectus dated July 18, 1996 and Prospectus Supplement No. 1 dated October 1, 1996 as follows:

        The section of the Prospectus entitled "Selling-Securityholders" is hereby amended by adding the following table:

                                BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                 ON THE DATE HEREOF                         AFTER SALE*
                               ------------------------                ----------------------
                                                            NUMBER OF
                               NUMBER OF     PERCENT OF     SHARES TO  NUMBER OF   PERCENT OF
NAME                            SHARES         CLASS       BE OFFERED   SHARES       CLASS
----                            ------         -----        ---------   ------       -----
Fidelity Fixed-Income Trust:   262,689          8.8          262,689       0           **
Spartan High Income Fund(1)

Fidelity Management Trust       55,920          1.9           55,920       0           **
Company on behalf of
accounts managed by it(2)

L.B. Series Fund Inc. - High    72,000          2.4           72,000       0           **
Yield Portfolio

Lutheran Brotherhood High       48,000          1.6           48,000       0           **
Yield Fund

South Dakota Retirement         20,000           **           20,000       0           **
System

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  *  Assumes the sale of all shares of the Series D Preferred Stock being offered by the Registration Statement of which this Prospectus is a part.

 **  Less than 1%.

(1) Each of such entities is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each such entities mentioned above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of October 16, 1996.

(2) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The holdings are as of October 16, 1996.

        The Series D Preferred Stock is exchangeable for Exchange Notes and convertible into SFX Class A Common Stock as described in the Prospectus. The foregoing chart assumes no such conversion or exchange.

        No other change or amendment is made hereby.